DERIVED INFORMATION [10/18/06]

[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)
[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)
Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 cutoff date. Approximately 14.3% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Counterparty			Collateral Info	Group 1	TOTAL
Underwriter	Credit Suisse Securities LLC		Gross WAC	8.32%	8.33%
Issuer	Home Equity Asset Trust 2006-8		ARM Gross Margin	6.11%	6.06%
Depositor	CSFB Mtg Sec Corp		WA CLTV	85.8%	87.4%
Seller	DLJ Mtg Capital, Inc.		CLTV >80%	65.3%	68.1%
Aggregator	DLJ Mtg Capital, Inc.		CLTV >90%	36.1%	45.0%
Rep Provider	DLJ Mtg Capital, Inc.		CLTV >95%	30.2%	40.5%
Master Servicer	N/A		Loan Balance <$50k	2.1%	1.5%
Trustee	US Bank, NA		Loan Balance $50k - $100k	10.8%	8.7%
MI Provider	N/A		Loan Balance $100k - $150k	15.5%	12.8%
Monoline	N/A		WA FICO	628	629
Credit Manager	MurrayHill		<560 FICO	9.3%	12.6%
Federal Tax Status	REMIC		560 - 600 FICO	20.0%	19.7%
			SF / TH / PUD	86.9%	88.4%
Originators	Group (%)	Total (%)	2-4 Family	7.0%	5.9%
To Follow			Condo	6.1%	5.7%
To Follow			Manufactured Housing (MH)	0.0%	0.0%
To Follow			Other	0.0%	0.0%
To Follow			Primary	94.5%	96.0%
To Follow			Second	1.1%	0.9%
			Investment	4.4%	3.2%
Servicers	Group (%)	Total (%)	Full / Alt	63.3%	59.5%
SPS	Total	70% - 80%	Stated / Limited	36.6%	40.3%
Wells Fargo	Total	20% - 30%	NINA	0.1%	0.2%
			1st Lien	97.1%	95.4%
			2nd Lien	2.9%	4.6%
			Silent Seconds	26.3%	35.3%
			State 1	CA	CA
FICO	AGG UPB	AGG %	%	21.4%	32.7%
< 500	333,758	0.0%	State 2	FL	FL
500 - 519	26,986,369	2.4%	%	9.6%	10.0%
520 - 539	44,659,659	3.9%	State 3	IL	IL
540 - 559	71,989,299	6.3%	%	7.6%	5.2%
560 - 579	76,430,577	6.7%	State 4	WA	WA
580 - 599	137,302,241	12.0%	%	5.5%	4.5%
600 - 619	160,656,256	14.0%	State 5	MD	MD
620 - 639	150,238,105	13.1%	%	4.9%	4.0%
640 - 659	153,064,179	13.4%	ARM / HYB	76.1%	75.2%
660 - 679	109,408,998	9.6%	Fixed	23.9%	24.8%
680 - 699	78,680,774	6.9%	Purchase	25.6%	40.9%
700 - 719	52,273,158	4.6%	Refi-RT	9.8%	6.3%
720 - 739	38,315,230	3.3%	Refi-CO	64.6%	52.8%
740 - 759	26,038,831	2.3%	Size	$477,839,489	$1,145,444,769
760 - 779	8,987,944	0.8%	AVG Balance	$160,564	$188,365
780 - 799	6,691,185	0.6%	Loan Count	2,976	6,081
800 plus	3,388,206	0.3%	Interest Only (IO)	11.2%	14.3%
			Negative Amortization	0.0%	0.0%
			Amortization >30 years	45.9%	45.3%

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 cutoff date. Approximately 11.2% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. . The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

GWAC	AGG ARM UPB	ARM %	AGG FIX UPB	FIX %
0 - 4.5	-	0.0%	-	0.0%
4.5 - 5	-	0.0%	-	0.0%
5 - 5.5	-	0.0%	-	0.0%
5.5 - 6	3,777,758	0.3%	210,483	0.0%
6 - 6.5	22,186,110	1.9%	9,281,618	0.8%
6.5 - 7	77,302,064	6.8%	40,748,158	3.6%
7 - 7.5	116,839,246	10.2%	23,819,056	2.1%
7.5 - 8	213,804,943	18.7%	43,763,709	3.8%
8 - 8.5	112,250,543	9.8%	33,626,846	2.9%
8.5 - 9	145,333,005	12.7%	39,048,743	3.4%
9 - 9.5	58,113,531	5.1%	15,275,815	1.3%
9.5 - 10	69,160,228	6.0%	17,676,697	1.5%
10 - 10.5	24,993,445	2.2%	7,531,230	0.7%
10.5 - 11	14,323,427	1.3%	11,490,818	1.0%
11 - 11.5	1,822,043	0.2%	7,548,818	0.7%
11.5 - 12	1,056,902	0.1%	14,783,618	1.3%
12 - 12.5	361,032	0.0%	11,635,379	1.0%
12.5 - 13	319,757	0.0%	6,202,271	0.5%
13 - 13.5	-	0.0%	775,914	0.1%
13.5 - 14	-	0.0%	161,607	0.0%
14 - 14.5	-	0.0%	193,396	0.0%
14.5 +	-	0.0%	26,559	0.0%

	Freddie Fixed	Freddie ARM	Total Fixed	Total ARM
GWAC	8.46%	8.27%	8.74%	8.19%
1st Lien GWAC	8.02%	8.27%	8.11%	8.19%
2nd Lien GWAC	11.64%	0.00%	11.51%	0.00%
FICO	641	624	629	629
1st Lien FICO	641	624	623	629
2nd Lien FICO	634	0	652	0

Credit Enhancement
Subordination (not including OC)		To Follow
Prefund OC (%)		To Follow
Initial Target OC (%)		To Follow
Stepdown OC (%)		To Follow
Stepdown Date		To Follow
Excess Interest (12m Avg, Fwd Libor)		To Follow

Notes

All non-dollar amount numbers (excluding loan count) should be formatted as percentages

Any 'Group' column refers to the collateral group that backs Freddie's class. Any 'Total' column refers to all collateral in the deal that is crossed with Freddie's (in almost all cases, the total pool)

For originators and servicers, the percentages should show what percentage any given servicer or originator is in relation to the others for both Freddie's group and for the total pool.

The FICO and GWAC tables should be based on The Total pool.

For the GWAC table the ARM column should sum to 100% and the Fixed column should sum to 100% (assuming there is ARM and fixed collateral)

If a particular field has no data, enter 0% or $0 rather than 'NA' or leaving the field blank

Combined LTV = First Lien + Second + Silent Second

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 cutoff date. Approximately 14.3% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Fixed Full Doc		Combined LTV								Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.19%	0.47%	0.26%	0.12%	0.33%	0.68%	0.09%	0.07%	FICO Range	Less than 560	0.46%	1.10%	0.78%	0.29%	1.38%	2.33%	0.22%	0.19%
	560 - 599	0.45%	0.42%	0.33%	0.20%	0.34%	1.06%	0.06%	1.23%		560 - 599	0.45%	0.57%	0.92%	0.28%	0.96%	3.29%	0.42%	1.78%
	600 - 619	0.15%	0.28%	0.23%	0.17%	0.32%	0.58%	0.27%	1.67%		600 - 619	0.14%	0.38%	0.35%	0.10%	0.20%	1.20%	0.35%	2.67%
	620 - 659	0.25%	0.40%	0.14%	0.10%	0.54%	0.83%	0.18%	1.81%		620 - 659	0.15%	0.23%	0.19%	0.24%	0.60%	1.59%	0.53%	5.75%
	660 - 699	0.09%	0.10%	0.14%	0.10%	0.12%	0.64%	0.01%	0.61%		660 - 699	0.02%	0.05%	0.08%	0.18%	0.16%	0.52%	0.24%	2.22%
	700 - 740	0.08%	0.09%	0.06%	0.00%	0.03%	0.16%	0.06%	0.50%		700 - 740	0.01%	0.04%	0.03%	0.04%	0.06%	0.20%	0.04%	0.96%
	740 +	0.13%	0.03%	0.00%	0.07%	0.05%	0.11%	0.00%	0.05%		740 +	0.02%	0.00%	0.05%	0.00%	0.01%	0.04%	0.05%	0.20%

Fixed Not Full Doc		Combined LTV								Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.08%	0.10%	0.11%	0.00%	0.16%	0.02%	0.00%	0.00%	FICO Range	Less than 560	0.73%	0.71%	0.56%	0.09%	0.80%	0.14%	0.00%	0.01%
	560 - 599	0.18%	0.17%	0.06%	0.05%	0.25%	0.22%	0.01%	0.02%		560 - 599	0.51%	0.56%	0.59%	0.10%	0.58%	1.86%	0.04%	0.05%
	600 - 619	0.06%	0.04%	0.03%	0.01%	0.02%	0.08%	0.02%	0.10%		600 - 619	0.17%	0.33%	0.36%	0.12%	0.56%	1.08%	0.13%	0.09%
	620 - 659	0.04%	0.06%	0.03%	0.09%	0.19%	0.14%	0.05%	0.96%		620 - 659	0.08%	0.35%	0.23%	0.11%	0.60%	2.10%	0.43%	3.12%
	660 - 699	0.05%	0.14%	0.03%	0.02%	0.06%	0.29%	0.11%	0.81%		660 - 699	0.12%	0.03%	0.19%	0.03%	0.41%	0.52%	0.52%	3.88%
	700 - 740	0.05%	0.09%	0.00%	0.00%	0.07%	0.03%	0.00%	0.52%		700 - 740	0.04%	0.14%	0.00%	0.06%	0.09%	0.33%	0.15%	1.73%
	740 +	0.05%	0.02%	0.00%	0.00%	0.00%	0.15%	0.00%	0.28%		740 +	0.00%	0.04%	0.00%	0.03%	0.06%	0.14%	0.00%	1.03%

Non-Amortizing Fixed Full Doc		Combined LTV								Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.02%	0.00%	0.01%	0.00%	0.01%
	560 - 599	0.00%	0.02%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%		560 - 599	0.01%	0.07%	0.03%	0.04%	0.00%	0.16%	0.14%	0.09%
	600 - 619	0.03%	0.05%	0.04%	0.00%	0.02%	0.03%	0.00%	0.00%		600 - 619	0.02%	0.05%	0.02%	0.02%	0.15%	0.42%	0.05%	0.31%
	620 - 659	0.03%	0.00%	0.03%	0.00%	0.02%	0.10%	0.00%	0.10%		620 - 659	0.06%	0.01%	0.10%	0.00%	0.14%	0.55%	0.09%	1.16%
	660 - 699	0.05%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.06%		660 - 699	0.00%	0.00%	0.06%	0.00%	0.03%	0.20%	0.05%	1.10%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%	0.00%	0.00%		700 - 740	0.00%	0.00%	0.03%	0.00%	0.02%	0.04%	0.01%	0.35%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.01%		740 +	0.03%	0.02%	0.00%	0.00%	0.02%	0.07%	0.00%	0.31%

Non-Amortizing Fixed Not Full Doc		Combined LTV								Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.04%	0.00%	0.00%	0.00%
	560 - 599	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%		560 - 599	0.00%	0.01%	0.00%	0.00%	0.06%	0.00%	0.00%	0.00%
	600 - 619	0.00%	0.00%	0.00%	0.00%	0.02%	0.02%	0.00%	0.00%		600 - 619	0.04%	0.07%	0.06%	0.05%	0.10%	0.15%	0.00%	0.02%
	620 - 659	0.03%	0.02%	0.00%	0.03%	0.04%	0.00%	0.00%	0.01%		620 - 659	0.04%	0.19%	0.13%	0.00%	0.07%	0.34%	0.07%	0.95%
	660 - 699	0.02%	0.01%	0.00%	0.00%	0.00%	0.03%	0.00%	0.10%		660 - 699	0.09%	0.10%	0.01%	0.00%	0.01%	0.24%	0.06%	1.76%
	700 - 740	0.00%	0.12%	0.00%	0.00%	0.00%	0.07%	0.00%	0.02%		700 - 740	0.04%	0.00%	0.00%	0.00%	0.15%	0.23%	0.01%	1.18%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%		740 +	0.00%	0.06%	0.00%	0.00%	0.02%	0.09%	0.02%	0.60%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and doc type											Check for 0's
2. Combined LTV = First Lien + Second + Silent Second											Total equals 100%	0.00%
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)											GT 80% Match	0.00%
4. Approximate loan population fine											ARM Match	0.02%
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection											IO Match	0.04%
6. The sum of all six FICO/CLTV grids should sum to 100%											FICO % Match	-1.07%